Exhibit 10.18

FORM OF OPTION AGREEMENT

KapStone Paper and Packaging Corporation, a Delaware corporation (the “Company”), hereby grants to {insert name} (“you” or the “Grantee”), [a non-employee director](1)[an executive officer] of the Company, an option (the “Option”) to purchase the number of shares of the Company’s common stock, $.0001 par value per share (each, a “Share”), at an option exercise price during the option term, and on the other terms and conditions set forth below.

The Option is subject to the terms and conditions set forth in Exhibit A to this Option Agreement, and in the KapStone Paper and Packaging {2016} Incentive Plan, as amended from time to time (the “Plan”), all of which are an integral part of and are hereby incorporated into this Option Agreement. You may obtain a copy of the Plan and amendments to the Plan upon request. Capitalized terms used but not defined in this Option Agreement have the meaning specified in the Plan.

Date of Grant

Number of Shares

Option Price

Expiration of Option

The Option will vest and become exercisable in installments as follows:

Date Exercisable	Percentage		Number of Shares Becoming Exercisable
%
%

KAPSTONE PAPER AND PACKAGING CORPORATION

By:

Its:	Chief Executive Officer

(1) Bracketed language that is italicized in this Exhibit relates only to non-employee directors of the Company. Bracketed language that is not italicized in this Exhibit relates only to executive officers of the Company.

EXHIBIT A

to

OPTION AGREEMENT

1.                                      Form of Award. This is an award of a nonqualified stock option which is not intended to meet the requirements of Section 422 of the Code. The Option will become vested and exercisable pursuant to the vesting schedule set forth in the Option Agreement.

2.                                      Effect of Termination [of Employment]. Immediately upon your termination of status as [a non-employee director][an employee] of the Company for any reason other than [retirement from the Board][your Retirement], death or Disability, the Option will terminate to the extent it has not become vested and exercisable pursuant to the vesting schedule set forth in the Option Agreement. Upon your termination of [membership on the Board][employment] by reason of [retirement][Retirement], death or Disability, this Option will immediately vest. With respect to the portion (if any) of the Option that has become vested on, at or prior to your termination of [membership on the Board][employment]:

(a)                                 The Option will terminate immediately upon your termination of [membership on the Board][employment] for Cause;

(b)                                 The Option will terminate upon the earlier of (i) the expiration of the term of this Option or (ii) two years following your termination of [membership on the Board][employment] by reason of [retirement][Retirement], death or Disability; or

(c)    The Option will terminate upon the earlier of (i) the expiration of the term of this Option or (ii) [three months] following your termination of [membership on the Board][employment] for any reason other than [retirement][your Retirement], death or Disability.

The terms “Cause[,” “Retirement]” and “Disability” are defined in the Plan. [For purposes of this Option Agreement, the term “retirement” shall mean your voluntary retirement from the Board, as determined by the Committee.]

3.                                      Manner of Exercise. You may exercise this Option while the Option is exercisable, during the period before the expiration of the Option term, in the manner set forth on Fidelity’s netbenefit.com site. The Committee reserves the right to change the manner in which you may exercise this Option. If any person other than you exercises this Option, the Committee may require evidence of the authority of such person to exercise the Option. Payment may be made by any one or a combination of the following means:

(a)                                 Cash, negotiable personal check or electronic funds transfer;

(b)                                 The tender of Shares having a Fair Market Value on the effective date of such exercise equal to the aggregate Option Price for the number of Shares being purchased;

(c)                                  Requesting the Company to withhold from those Shares that would otherwise be received upon exercise of this Option a number of Shares having a Fair Market Value on the effective date of such exercise that is equal to the aggregate Option Price for the number of Shares being purchased; or

(d)                                 Through the sale of the Shares acquired on exercise of this Option through a broker-dealer to whom you have submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with the amount of federal, state, local or foreign withholding taxes payable by reason of such exercise.

Such exercise shall become effective at the time both such notice and payment have been received by the Company, which must be a date after the Option has become exercisable and before the Option has terminated either through expiration of the Option term or pursuant to Section 2 upon or following your termination [of membership on the Board]. You shall not have any rights as a stockholder of the Company with respect to the Shares deliverable upon exercise of this Option until you become the holder of record of such Shares.

Notwithstanding anything herein to the contrary, if the Option is outstanding on the last business day of the Option term (the “Automatic Exercise Date”), the Option shall be automatically exercised on the Automatic Exercise Date if the Fair Market Value of a Share on the Automatic Exercise Date exceeds the Option Price per Share of the Option. Payment of the Option Price per Share shall be made pursuant to this Section 3 and the Company shall withhold whole Shares which would otherwise be delivered to you, having an aggregate Fair Market Value in the amount necessary to satisfy the federal, state, local or foreign income, FICA or other taxes relating to such exercise. The Committee may elect to discontinue the automatic exercise of the Option pursuant to this Section 3 at any time upon notice to the Grantee.

4.                                      [Taxes. The Company is not required to issue Shares upon the exercise of this Option unless you first pay to the Company the minimum amount that the Company is required to withhold for federal, state, local or foreign income, FICA or other taxes relating to such exercise.  You may irrevocably elect at the time of exercise of this Option to make payment of federal, state, local or foreign income, FICA or other taxes that you are required to pay relating to such exercise. You may satisfy this obligation by any one or a combination of the following means:

(a)                                 Delivering cash, negotiable personal check or electronic funds transfer in an amount that is equal to the amount to be withheld;

(b)                                 Delivering part or all of the payment in Shares having a Fair Market Value on the date effective date of such exercise that is equal to the amount to be withheld; or

(c)                                  Requesting the Company to withhold from those Shares that would otherwise be received upon exercise of this Option a number of Shares having a Fair Market Value on the effective date of such exercise that is equal to the amount to be withheld.

Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate.]

[4][5]                  Limited Transferability of Option. Except as provided below in this Section [4][5], this Option is exercisable during your lifetime only by you or your guardian or legal representative, and this Option is not transferable except by will or the laws of descent and distribution. Except as provided below in this Section [4][5], this Option may not be assigned, negotiated, or pledged in any way (whether by operation of law or otherwise) and this Option shall not be subject to execution, attachment or similar process.

You are authorized to transfer all or any portion of this Option by gift (or similar transfer for no consideration) to a Family Member. Following the transfer of all or any portion of this Option to a Family Member, the Family Member shall have all of your rights and obligations and you shall not retain any rights with respect to the transferred Option, except that (A) the payment of any tax attributable to the exercise of the transferred Option shall remain your obligation, and (B) the determination of the exercisability of the Option shall be based solely on the activities and state of affairs of you.

As used herein, “Family Member” means the Grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than 50% of the voting interests.

[5][6].               Forfeiture and Clawback. In the event that you engage in fraud or misconduct involving the Company, then at the option of the Committee, all unvested and vested Options awarded to you will terminate and be forfeited, and you will be required to immediately pay to the Company all amounts that you have received in connection with the exercise of Options. Such forfeiture and clawback shall be in addition to any other right the Company may have with respect to any such fraud or misconduct. At the direction of the Board, the Company may undertake any legal action to collect and recover the amount of any such required payment.

[6][7].               Amendments. The Committee may by written instrument amend this Option Agreement prospectively or retroactively in any manner; but no such amendment may adversely affect your rights without your consent unless such amendment is required or permitted to comply with securities, tax or other laws. By accepting this Option you thereby give your consent to any amendment of this Option Agreement reasonably determined by the Committee to be required or permitted by the preceding sentence. The Committee may substitute a new Option for this Option in accordance with the Plan. The Committee retains with respect to this Option all of the rights, powers and authorities described in the Plan, whether or not set forth in this Option Agreement, unless expressly provided to the contrary in this Option Agreement.

[7][8].               Notices. Any notice to be given under the terms of this Option Agreement to the Company shall be addressed to the Company in care of its Secretary. Any notice to be given to you shall be addressed to you at the e-mail address or street address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

[8][9].               Severability. If any part of this Option Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Option Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

[9][10].        Applicable Law. This Option Agreement shall be governed by the laws of the State of Delaware other than its laws respecting choice of law.

[10][11]. Headings. Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.